Exhibit 10.5

VIA HAND DELIVERY

March 19, 2017

Adrian Senderowicz

Re:	Retention Agreement

Dear Adrian:

As you know, Cerulean Pharma, Inc. (the “Company”) is exploring the possibility of a number of business opportunities and transactions. We recognize and appreciate the contributions you have made to the Company during your employment and want you to remain committed to and focused on the tasks that you are assigned during this time.

Accordingly, in lieu of providing you with any of the post-employment separation benefits set forth in the Employment Agreement between you and the Company dated September 4, 2015 (the “Employment Agreement”), the Company has determined that you will be eligible to (i) receive a retention bonus payment equal to six (6) months of pay at your current base salary rate (the “Retention Amount”), and (ii) receive an additional lump sum payment to assist you with the costs of obtaining health insurance in the amount of (x) the Company’s current monthly contribution to Company-provided health and dental insurance coverage currently in effect with respect to your current coverage elections multiplied by (y) six (6) (the “Health Assistance Payment”), in each case payable at the time and on the conditions set forth below and less all applicable taxes and withholdings, provided that: (a) your employment with the Company is not terminated by the Company for Cause (as defined below) or, for at least six (6) months following the date of this letter agreement, by you for any reason without the Company’s agreement; (b) you execute and deliver to the Company no later than March 23, 2017 the Release of Claims Agreement attached hereto as Exhibit A (the “Release Agreement”); and (c) you execute and deliver to the Company on, but not before, your last day of employment, the Reaffirmation of Release of Claims Agreement attached hereto as Exhibit B (the “Reaffirmation”).

In addition, pursuant to the letter from the Company dated November 8, 2016 (the “November 2016 Letter”), you became eligible for a retention bonus payment upon a Change in Control of the Company (as defined in Exhibit C) to the extent that you remained employed with the Company upon the closing of such Change in Control, on the terms and subject to the conditions in the November 2016 Letter (the “CIC Bonus”). Notwithstanding that your last day of employment (the “Separation Date”) may be prior to any Change in Control of the Company, in the discretion of the Board of Directors, you may nevertheless be eligible for a CIC Bonus of up to $104,732.57, payable on the terms and subject to the conditions determined by the Board.

The Retention Amount will be paid to you within three (3) business days following your timely return of the Release Agreement, and the Health Assistance Payment will be paid to you within three (3) business days following your timely return of the Reaffirmation. However, if you resign your

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

employment with the Company without the Company’s agreement for any reason prior to the date that is six (6) months following the date of this letter agreement, or should the Company terminate your employment for Cause at any time, you will not be eligible to receive the Health Assistance Payment or the CIC Bonus, you will be required to repay the full amount of the Retention Amount to the Company immediately, and by signing below and accepting the Retention Amount you agree to do so. For purposes of hereof, “Cause” means: (a) a good faith finding by the Company that you have (i) engaged in dishonesty, misconduct or gross negligence, or (ii) violated a material Company policy or procedure or (b) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony.

Please note that your employment with the Company shall continue to be on an at-will basis, pursuant to which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without Cause or notice. To be clear, however, if the Company terminates your employment for any reason other than for Cause or if you resign your employment with the Company’s agreement after you receive the Retention Amount, you will remain eligible to receive the Health Assistance Payment and CIC Bonus (to the extent payable), and you will not be required to repay any portion of the Retention Amount to the Company.

Nothing in this letter agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth herein. You may, however, if eligible, elect to continue receiving group health insurance at your own expense pursuant to the law known as “COBRA.” Please consult the COBRA materials to be provided under separate cover for details regarding this benefit. Please also note that if, following the end of your employment, the Company ceases to maintain a group health plan, your COBRA coverage will cease. You may, however, be able to obtain health coverage through the Massachusetts health exchange, to the extent you are eligible and as permitted by applicable law.

This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof. This letter agreement is intended to comply with or be exempt from the provisions of Section 409A and the letter agreement will, to the extent practicable, be construed in accordance therewith. The Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this letter agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Please note that this letter agreement supersedes in their entirety the provisions of the Employment Agreement providing for post-employment separation benefits, and that by signing this letter agreement and Exhibit A you will be waiving any rights or claims to receive any such benefits pursuant to, or otherwise arising out of or relating to, the Employment Agreement.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

Please review carefully this letter agreement and Exhibits A, B and C and let me know if you have any questions. If you wish to be eligible to receive, in lieu of and in exchange for relinquishing the post-employment separation benefits set forth in the Employment Agreement, the Retention Amount, Health Assistance Payment and CIC Bonus (to the extent payable) described herein pursuant to the terms and conditions hereof, please sign this letter agreement and Exhibit A and return them to me no later than March 23, 2017, and please sign and return Exhibit B on, but not before, the Separation Date.

Sincerely,

By:	/s/ Alejandra Carvajal
Alejandra Carvajal
Vice President, General Counsel

Received, acknowledged and agreed:

/s/ Adrian Senderowicz	3/19/2017
Adrian Senderowicz	Date

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

In exchange for the consideration set forth in the letter agreement dated March 19, 2017 (the “Letter Agreement”) to which this Release of Claims Agreement (the “Release Agreement”) is attached as Exhibit A, including receipt of the Retention Amount (as defined therein) and eligibility to receive the Health Assistance Payment and CIC Bonus (to the extent payable) (each as defined therein), all of which I acknowledge I would not otherwise be entitled to receive, I hereby agree as follows:

1. Release – I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to my employment with and/or separation from the Company, including, but not limited to, the following and any and all claims for or related to aiding or abetting the following, whether direct or derivative, and whether brought myself or by or through the Company or any trustee, assignee, agent, or other representative thereof: all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, breach of duty, misrepresentation, fraud, fraudulent transfer, wrongful discharge, and breach of contract (including, without limitation, any claims arising out of or related to the Employment Agreement (as defined in the Letter Agreement)); all claims to any ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of my employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Release Agreement (a) prevents me

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and I further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

2. Continuing Obligations – I acknowledge and reaffirm my obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 7 below. Further, I acknowledge that I remain subject to any and all continuing confidentiality and other obligations that I have pursuant to any previous agreement with the Company, including, but not limited to, the Non-Disclosure, Non-Solicitation and Assignment of Intellectual Property Agreement which I executed in connection with my employment, and which remains in full force and effect.

3. Non-Disparagement – I understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 7 below, I will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

4. Cooperation – I agree that, to the extent permitted by law, I shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. I further agree that, to the extent permitted by law, I will notify the Company promptly in the event that I am served with a subpoena (other than a subpoena issued by a government agency), or in the event that I am asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

5. Return of Company Property and Information – I agree that on the Separation Date (as defined in the Letter Agreement), or earlier upon request by the Company, I will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property and information in my possession or control and that I will leave intact all electronic Company documents and

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

information, including but not limited to those documents and that information that I developed or helped to develop during my employment, and I will not retain any copies. I further confirm that I will, on the Separation Date, or earlier upon request by the Company, cancel all accounts for my benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

6. Confidentiality – I understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 7 below, the terms and contents of this Release Agreement and the Letter Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement and the Letter Agreement, shall be maintained as confidential by me and my agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

7. Scope of Disclosure Restrictions – I understand that nothing in this Release Agreement or elsewhere prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. I understand that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding my confidentiality and nondisclosure obligations, I understand that I am hereby being advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8. Amendment and Waiver; Successors and Assigns – This Release Agreement may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Company. This Release Agreement is binding upon me and my agents, assigns, heirs, executors, successors and administrators, and any party acting on my behalf or by or through myself or my rights, and shall inure to the benefit of the Company’s agents, assigns, successors and administrators. No delay or omission by the Company in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

9. Validity – Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release Agreement.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

10. Nature of Agreement – I understand and agree that this Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Company.

11. Acknowledgments and Voluntary Assent – I acknowledge that I have been given a reasonable amount of time to consider this Release Agreement. I affirm that no other promises or agreements of any kind have been made to or with me by any person or entity whatsoever to cause me to sign this Release Agreement, and that I fully understand the meaning and intent of this Release Agreement. I state and represent that I have had an opportunity to fully discuss and review the terms of this Release Agreement with an attorney. I further state and represent that I have carefully read this Release Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

12. Applicable Law – This Release Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. I hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Release Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Release Agreement or the subject matter hereof.

13. Entire Agreement – This Release Agreement, together with the Letter Agreement, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter thereof and cancels any and all previous oral and written negotiations, agreements, and commitments in connection therewith.

14. Tax Acknowledgement – In connection with the Retention Amount, Health Assistance Payment and CIC Bonus (to the extent payable) described in the Letter Agreement, I understand that the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and that I shall be responsible for all applicable taxes with respect to such payments and benefits under applicable law. I further acknowledge that I am not relying upon the advice or representation of the Company with respect to the tax treatment of any payments or benefits described in the Letter Agreement.

I hereby agree to the terms and conditions set forth above.

/s/ Adrian Senderowicz	3/19/2017
Adrian Senderowicz	Date

To be returned in a timely manner as set forth in the Letter Agreement.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

EXHIBIT B

REAFFIRMATION OF RELEASE OF CLAIMS AGREEMENT

I hereby reaffirm as of the date below my agreement to all of the terms and conditions set in the forth in the Release of Claims Agreement attached as Exhibit A to the letter agreement dated March 19, 2017 (the “Letter Agreement”) to which this Exhibit B is attached. I further agree that I have received payment for all wages due, all accrued but unused paid time off and any other amounts due and owing through the Separation Date (as defined in the Letter Agreement). I further confirm that I have complied with all of the provisions of paragraph 5 of Exhibit A.

Adrian Senderowicz	Date

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

EXHIBIT C

Definition of Change in Control

1. “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iii) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection), provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(iii) approval by the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU